United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 20, 2014

Date of Report (Date of earliest event reported)

NUVILEX, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-68008	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12510 Prosperity Drive, Suite 310 Silver Spring, Maryland	20904-1643
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (917) 595-2850

N/A ___________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events.

On March 20, 2014, Nuvilex, Inc., a Nevada corporation (“Company”), entered into a manufacturing agreement (“Agreement”) with Austrianova Singapore Pte. Ltd. ("Austrianova"), a subsidiary of SG Austria Pte. Ltd. in which the Company is a partial owner, to perform the cGMP (Current Good Manufacturing Practices)-compliant encapsulation of live cells to be used for the Company’s clinical trials in patients with advanced, inoperable pancreatic cancer and associated conditions and other types of cancer. The Agreement has an indefinite term and may not be terminated by either party except in the case of a continuing and material breach by the other party and failure to cure such within 60 days following written notice or certain events of bankruptcy.

The Company made and initial payment to Austrianova as part of a “set-up fee” to encapsulate the live cells required by the Company for use in its clinical trials. Austrianova was contracted to perform the encapsulation because it developed and matured the cellulose-based live-cell encapsulation process, known as “Cell-in-a-Box®,” that the Company plans to use in the trials.

On March 20, 2014, the Company issued a press release announcing that the manufacturing agreement has been entered into by the Company and Nuvilex. A copy of the press release is attached hereto and incorporated herein as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated March 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2014

NUVILEX, INC.

By: /s/ Kenneth L. Waggoner

Kenneth L. Waggoner

Chief Executive Officer